UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 12, 2014

ARATANA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35952	38-3826477
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1901 Olathe Blvd., Kansas City, KS 66103	66103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, include area code: (913) 951-2132

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In recognition of Aratana Therapeutics, Inc.’s (the “Company”) executive officers’ contributions to the strong performance of the Company’s common stock since the Company’s initial public offering in June 2013 and to reflect the increased responsibilities of its executive officers resulting from the completion of the acquisitions of Okapi Sciences N.V. and Vet Therapeutics, Inc., the Company’s board of directors (the “Board”) recently undertook a review of the Company’s compensation program for executive officers and approved certain changes to the executive officers’ compensation on January 12, 2014, based on the recommendations of the compensation committee of the Board. The compensation committee developed its recommendations in consultation with Dr. St. Peter and based upon a survey of comparable publicly held companies prepared for the committee by Radford, an Aon Hewitt company. The changes included adjustments to the executive officer’s base salaries as well as grants of equity incentive awards intended to reward performance while promoting the creation of long-term stockholder value.

2014 Base Salaries and Target Bonuses

The Company has historically established base salaries for its executive officers through negotiations with the individual executive officer, generally at the time the executive officer commenced employment with the Company, with the intent of providing base salaries at a level sufficient to attract and retain individuals with superior talent. As part of the January 2014 compensation review, the compensation committee and the Board considered each executive officer’s individual performance, tenure with the Company and level and scope of responsibility and experience, as well as market pay practices. Based on the foregoing considerations, the Board approved the following increases to the executive officers’ base salaries for 2014:

Name	Pre-Adjustment Base Salary ($)	Post-Adjustment Base Salary ($)
Steven St. Peter, M.D.	425,000	467,500
Craig A. Tooman(1)	350,000	350,000
Julia A. Stephanus	275,000	302,500
Ernst Heinen, D.V.M., Ph.D.	275,000	302,500
Linda Rhodes, V.M.D., Ph.D.	225,000	253,125

(1)	The Board elected not to increase Mr. Tooman’s base salary due to his relatively short tenure as an employee.

In addition, the Board approved an increase in Dr. Rhodes’s target bonus amount from its 2013 level of 30% to 2014 target of 40% of her annual base salary. The Board elected to maintain 2014 target bonus percentages for our other executive officers at their 2013 levels.

2014 Equity Incentive Awards

The Board believes that employees in a position to make a substantial contribution to the long-term success of the Company should have a significant and ongoing stake in our success and that the size of such stake should reflect an employee’s ability to influence our long-term performance. Equity incentive awards not only compensate but also motivate and encourage retention of our executive officers by providing an opportunity to participate in the ownership of the Company while promoting long-term value creation for the Company’s stockholders by aligning the interests of the executive officers with the interests of the stockholders. As a result of the January 2014 compensation review, the Board elected to approve grants of the following equity incentive awards to the executive officers, effective as of January 13, 2014:

Name	Stock Options (#)	Restricted Shares (#)
Steven St. Peter, M.D.	225,000	225,000
Craig A. Tooman(1)	25,000	—
Julia A. Stephanus	35,000	—
Ernst Heinen, D.V.M., Ph.D.	50,000	—
Linda Rhodes, V.M.D., Ph.D.	50,000	—

(1)	The Board elected to provide a smaller award to Mr. Tooman than to other full-time executive officers due to his relatively short tenure as an employee and the grant he received upon commencing employment with us in November 2013.

The options granted to the Company’s executive officers have an exercise price per share equal to $18.42, the closing market price of the Company’s common stock on the date of grant, and vest as to 25% of the total number of option shares on the first anniversary of the date of grant and in equal monthly installments over the ensuing 36 months. Dr. St. Peter’s restricted shares vest in equal quarterly installments over three years following the date of grant, provided that if Dr. St. Peter’s employment with the Company terminates for any reason other than cause or his resignation without good reason, a prorated portion of the shares scheduled to vest on the next vesting date will vest, with the proration based on the number of whole months elapsed since the vesting date immediately preceding the date of Dr. St. Peter’s termination or since the date of grant if no vesting date has yet occurred.

Except with respect to awards granted to Dr. St. Peter, the foregoing equity incentive awards are not subject to the accelerated vesting provisions, if any, included in an executive officer’s employment agreement that would provide accelerated vesting upon a termination without cause or resignation for good reason other than such a termination that occurs on account of or within twelve 12 months following a change in control of the Company.

Item 8.01 Other Events.

The Company provided an updated description of its business in the prospectus included in the Company’s registration statement on Form S-1 (File No. 333-193324) filed with the Securities and Exchange Commission (the “SEC”) on January 13, 2014 (the “Prospectus”). An updated business description is filed as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

The Company also provided updated risk factors in the Prospectus. Updated risk factors are filed as Exhibit 99.2 to this Current Report and are incorporated herein by reference. These updated risk factors supersede in their entirety the risk factors included in our reports previously filed with the SEC pursuant to the Securities Exchange Act of 1934.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Business Description.

99.2	Risk Factors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARATANA THERAPEUTICS, INC.

Date: January 16, 2014	By:	/s/ Steven St. Peter

Steven St. Peter, M.D.
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Business Description.

99.2	Risk Factors.